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As filed with the Securities and Exchange Commission on October 4, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

S&W SEED COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	27-1275784 (I.R.S. Employer Identification Number)

25552 South Butte Avenue Five Points, California (Address of Principal Executive Offices)	93624 (Zip Code)

S&W SEED COMPANY 2009 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

Mark S. Grewal
25552 South Butte Avenue
Five Points, CA 93624
 (Name and Address of Agent for Service)

(559) 884-2535
(Telephone Number Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per& Security (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value	750,000	$3.28	$2,460,000	$175.40

(1) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee based upon the price of $3.28 per share, which represents the average of the high and low prices per share of the Registrant's common stock as reported on the Nasdaq Capital Market on October 1, 2010.

(2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant's common stock that become issuable under the 2009 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant's outstanding shares of common stock.

S&W SEED COMPANY
REGISTRATION STATEMENT ON FORM S-8

PART I
INFORMATION REQUIRED IN THE PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 2. Registrant Information and Employee Plan Annual Information

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

I-1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

S&W Seed Company (the "Registrant") hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission:

(1) The Registrant's annual report on Form 10-K for the fiscal year ended June 30, 2010, filed with the Commission on September 28, 2010, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

(2) The Registrant's Current Reports on Form 8-K filed with the Commission on July 29, 2010 and August 31, 2010; and

(3) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on April 23, 2010 and as amended on April 29, 2010, including any amendments or reports filed for the purpose of updating such description.

In addition, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Wickersham & Murphy, P.C., the Registrant's outside legal counsel, will pass upon the validity of the issuance of the shares of Common Stock offered by this Registration Statement. As of October 4, 2010, Debra K. Weiner, the Vice President, Secretary and a shareholder in Wickersham & Murphy, P.C., had been granted options to purchase 10,000 shares of Common Stock, of which 834 are exercisable within 60 days of October 4, 2010.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law ("DGCL") authorizes a corporation's board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the DGCL, the Registrant's certificate of incorporation includes provisions that eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the by-laws of the Registrant provide that:

  The Registrant shall indemnify its directors for serving the Registrant in those capacities or for serving other business enterprises at the Registrant's request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person's conduct was unlawful.

  The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by applicable law.

  The Registrant is required to advance expenses to its directors in connection with defending a proceeding in advance of the final disposition of such proceeding, except that such director shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

  The Registrant will not be obligated pursuant to the by-laws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant's board of directors or brought to enforce a right to indemnification.

  The rights conferred in the by-laws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

  The Registrant may not retroactively amend the by-law provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The Registrant's policy is to enter into separate indemnification agreements with each of its directors that provide the maximum indemnity allowed to directors by Section 145 of the Delaware General Corporation Law and also provide for certain additional procedural protections. The Registrant also maintains director and officer insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its directors may be sufficiently broad to permit indemnification of the Registrant's directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit No.	Exhibit Description

4.1

Certificate of Incorporation of S&W Seed Company, as amended (incorporated by reference to Exhibit 3.1 to the Registrant's Form S-1 Registration Statement File No. 333-164588) (the "Form S-1 Registration Statement"), filed with the Commission on January 29, 2010

4.2

By-laws of S&W Seed Company, as amended (incorporated by reference to Exhibit 3.2 to the Registrant's Form S-1 Registration Statement filed with the Commission on January 29, 2010 and Pre-Effective Amendment No. 2 thereto filed with the Commission on March 26, 2010)

4.3

Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Pre-Effective Amendment No. 4 to the Registrant's Form S-1 Registration Statement filed with the Commission on April 23, 2010)

5.1*	Opinion of Wickersham & Murphy, P.C. PDF

23.1*	Consent of Wickersham & Murphy, P.C. (included in Exhibit 5.1)

23.2*	Consent of M&K CPAS, P.C. PDF

24.1*	Power of Attorney (see page II-5)

99.1

S&W Seed Company 2009 Equity Incentive Plan and forms of stock option agreements (incorporated by reference to Exhibit 10.1 to the Registrant's Form S-1 Registration Statement filed with the Commission on January 29, 2010)

___________

* Filed herewith.

Item 9. Undertakings

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Five Points, California, on October 4, 2010.

S&W SEED COMPANY

By: /s/ Mark S. Grewal
Mark S. Grewal
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of S&W Seed Company do hereby constitute and appoint Mark S. Grewal and Matthew K. Szot, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ Mark S. Grewal Mark S. Grewal	President, Chief Executive Officer and Director (Principal Executive Officer)	October 4, 2010

/s/ Matthew K. Szot Matthew K. Szot	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	October 4, 2010

/s/ Grover T. Wickersham Grover T. Wickersham	Chairman of the Board	October 4, 2010

/s/ Michael Culhane Michael Culhane	Director	October 4, 2010

/s/ Michael M. Fleming Michael M. Fleming	Director	October 4, 2010

/s/ Michael N. Nordstrom Michael N. Nordstrom	Director	October 4, 2010

/s/ Charles B. Seidler Charles B. Seidler	Director	October 4, 2010